Exhibit 99.1

SVB Financial Group Appoints Kay Matthews, formerly of Ernst & Young, to its Board of Directors

SANTA CLARA, Calif. –– Sept. 12, 2019 —SVB Financial Group (NASDAQ: SIVB) announced today the appointment of Kay Matthews, retired business leader with Ernst & Young, to its board of directors. Matthews joins SVB’s board of directors and its audit committee as of September 10, 2019. SVB Financial Group is the parent company of Silicon Valley Bank (SVB), the bank of the world’s most innovative companies and their investors.

“Kay’s deep experience working with clients ranging from early-stage, venture-backed startups to Fortune 500 companies in the innovation sector is a direct complement to our strategy,” said Roger Dunbar, Chairman of SVB’s Board of Directors. “Her expertise and acumen are assets to our dynamic and engaged board.”

Silicon Valley Bank helps address the unique needs of entrepreneurs, innovative companies and their investors in technology and life science sectors. The company offers a range of specialized financial services through locations around the world. With more than $64 billion in assets and more than 3,300 employees globally, SVB strives to improve the probability of its clients’ success.

“We welcome Kay’s leadership expertise, perspective on disruptive businesses and knowledge of the clients we aim to help succeed,” said Greg Becker, CEO of SVB Financial Group and Silicon Valley Bank. “Our focus on the innovation economy requires a global perspective, and we look forward to Kay’s contributions in this regard.”

Matthews retired after a successful 36-year career at Ernst & Young where she held several leadership roles for the global organization, which operates in more than 150 countries and has revenues of more than $36 billion globally and $16.7 billion in the Americas. Most recently, Matthews served as a Vice Chair of the EY Americas Board, a member of the EY Global Practice Group, and the Managing Partner of EY’s West Region, with responsibility for all services delivered to clients in the region.

Matthews is a Certified Public Accountant and earned a Bachelor of Accounting degree, cum laude, from Texas Tech University. She currently serves on the board of directors for Coherent, Inc., and was the 2013 Texas Tech School of Accounting Distinguished Alumni, as well as a board member and member of the finance and retirement committees for KQED, the Northern California public television and radio station, through 2018.

For more information about SVB, visit www.svb.com.

About SVB Financial Group

For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.

SVB Financial Group is the holding company for all business units and groups. ©2019 SVB Financial Group. All rights reserved. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

Silicon Valley Bank is a member of FDIC and Federal Reserve System. SVB, SVB >, SVB Financial Group, Silicon Valley Bank, Make Next Happen Now and the chevron device are trademarks of SVB Financial Group, used under license.

Contacts:

Julia Thompson

Silicon Valley Bank

415.764.4707

Jthompson3@svb.com